Exhibit 99.1

Applied Molecular Transport Provides Strategy Update

Company streamlines to prioritize resources on key proprietary clinical programs, including plans to advance AMT-101 into Phase 3 for chronic pouchitis

Three Phase 2 top-line readouts for oral AMT-101 in ulcerative colitis (UC) and rheumatoid arthritis (RA) anticipated in 2022, consistent with previous guidance

Company implements cost reductions to support strategic prioritization and extend estimated cash runway into 2024

SOUTH SAN FRANCISCO, Calif., May 18, 2022 – Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a clinical-stage biopharmaceutical company, today announced strategic actions to focus resources on its lead clinical programs.

Strategic Actions Summary:

•	Prioritizing the advancement of AMT-101 into late-stage clinical development

•	Preparing for end of Phase 2 meetings with FDA and other regulators to advance AMT-101 to Phase 3 in chronic pouchitis, an orphan indication with no FDA-approved products

•	Completing the remaining three AMT-101 Phase 2 trials with top-line data readouts in 2022, consistent with previous guidance

•	Evaluating next steps for AMT-126, which recently demonstrated safety and tolerability in a Phase 1a trial in healthy volunteers

•	Pausing earlier-stage research programs and activities

•	Aligning senior management to support the late-stage focus of the company

•	Shawn Cross named president and chief operating officer

•	Brandon Hants assumes role of chief financial officer

•	Randy Mrsny, Ph.D., stepping down as chief scientific officer

•	Reducing workforce by approximately 40%, to 81 full-time employees, and focusing on execution of late-stage clinical trials and related CMC activities

•	The company expects to record a one-time charge, primarily related to severance, in the second quarter of 2022; strategic prioritization extends estimated cash runway into 2024

“Given the recent positive AMT-101 Phase 2 results in chronic pouchitis, and its broad potential in additional indications, we have taken these strategic actions to prioritize our cash resources to support late-stage clinical advancement, including an anticipated Phase 3 trial in chronic pouchitis, as well as the ongoing Phase 2 trials in UC and RA,” said Tahir Mahmood, Ph.D., chief executive officer and co-founder of AMT. “We also continue to explore partnership opportunities for our earlier stage programs and technology platform.”

Dr. Mahmood continued, “I also want to acknowledge the foundational contributions of AMT’s co-founder Randy Mrsny to the technology platform that underpins our product candidates. It has been my great pleasure and honor to work alongside Randy to build AMT in order to create and advance novel oral biologic therapeutics.”

“Parting with the employees who have brought AMT to such an advanced stage is a difficult decision. We thank our AMT colleagues for their contributions to our progress thus far,” concluded Dr. Mahmood.

About AMT-101

AMT-101 is a novel GI-selective, oral fusion of IL-10 and AMT’s proprietary carrier molecule, currently in development in Phase 2 clinical trials for chronic pouchitis, UC and RA. AMT-101 is designed to cross the intestinal epithelial (IE) barrier with limited entry into the bloodstream, thereby focusing IL-10 at the primary site of inflammation in IBD, along the intestinal tissue lamina propria, potentially avoiding the side effects observed with systemic administration.

About AMT-126

AMT-126 is a novel GI-selective, oral fusion of IL-22 and AMT’s proprietary carrier molecule for diseases related to IE barrier defects. IL-22 is a cytokine that repairs structural and functional defects of the IE barrier and induces microbial defense. AMT-126 is designed to act locally on the epithelial cells of the intestinal tissue, thereby repairing the IE barrier and supporting mucosal healing, potentially translating into clinically meaningful improvements in a broad range of GI-focused, peripheral inflammatory and other diseases.

About Applied Molecular Transport Inc.

AMT is a clinical-stage biopharmaceutical company developing novel oral biologic product candidates, by leveraging its technology platform to design biologic product candidates in patient friendly oral dosage forms. AMT’s product candidates are designed to precisely target the relevant pathophysiology of disease. AMT’s proprietary technology platform is incorporated in its product candidates, exploiting existing natural cellular trafficking pathways to drive the active transport of diverse therapeutic modalities across the IE barrier. Active transport is an efficient mechanism that utilizes the cell’s own machinery to transport materials across the IE barrier.

AMT’s headquarters, internal GMP manufacturing and lab facilities are located in South San Francisco, CA. For additional information on AMT, please visit www.appliedmt.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, the potential of, and expectations regarding AMT’s technology platform, statements relating to the Company’s business plans, including potential partnership opportunities, statements relating to the Company’s strategic prioritization and its impacts, statements regarding the potential of AMT-101 and AMT-126 or regarding AMT-101 and AMT-126’s clinical trials, including the timing of data readouts from such trials, advancing product candidates to future phases of development, and program updates, milestones for such trials, and our ability to replicate past clinical development strategies, and statements regarding the potential for AMT’s product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases and the potential to avoid side effects with our product candidates. In some cases, you can identify forward-looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable,” “likely” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Investor Relations Contact:

Andrew Chang

Head, Investor Relations & Corporate Communications

achang@appliedmt.com

Media Contacts:

Alexandra Santos

Wheelhouse Life Science Advisors

asantos@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com